Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED FEBRUARY 28, 2021

GREYSTONE LOGISTICS, INC.

Tulsa, OK—04/20/2021—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports results of operations for the nine months and three months ended February 28, 2021.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for the nine months ended February 28, 2021 of $2,366,837, or $0.08 per share, compared to $2,546,483, or $0.09 per share, for the prior period. Net income available to common stockholders for the three months ended February 28, 2021 was $633,456, or $0.02 per share, compared to $1,799,805, or $0.06 per share, in the prior period. Net income was $2,814,728 and $782,497 for the nine months and three months ended February 28, 2021, respectively, compared to $3,056,926 and $1,964,942 in the prior periods, respectively. EBITDA for the nine months ended February 28, 2021 was $9,392,907 compared to $9,109,657 for the nine months ended February 29, 2020.

The gross profit margin was 18.1% on sales of $47,602,690 for the nine months ended February 28, 2021 compared to a gross profit margin of 14.9% on sales of $57,906,777 in the prior period. The decrease of $10,304,087 in sales from the prior year was primarily due to lowered pricing resulting from a customer delivering a portion of their own raw materials used in the manufacturing process of certain pallets.

“Everyone in the United States has somehow been affected by the pandemic and Greystone most certainly has had challenges. Yet due to the unquenched demand for our great product line of recycled plastic shipping pallets and our extremely dedicated and fantastic employees, we forged through the market headwinds. We had great earnings during this arduous period despite not being able to fully staff employees which did affect numbers of pallets produced,” stated CEO Warren Kruger. Kruger continued, “The EBITDA of $9.4 million for nine months of the current nine-month period reflects continued financial performance as compared to the prior period EBITDA of $9.1 million. Our deleveraging goal is being achieved as our total of long-term debt and financing leases continued to decline by $6.5 million during the current nine-month period.”

“We are pleased to announce that in March 2021, Greystone received purchase orders from one of its major customers totaling $7.8 million. We then unexpectedly received a purchase order from a major beer customer with an expectation of additional volume.”

“As is known, the impact of COVID-19 created much uncertainty in the workplace. To date, the demand for Greystone’s products has not been materially affected as Greystone’s pallets are generally used logistically by essential entities. The limitations on employment as a result of the virus appear to be waning as a result of the introduction of vaccines to protect against COVID-19, but it is too early to confirm especially with the introduction of the recent variants of the virus. Management is optimistic, but the longer the virus or its variants stays active, the greater the uncertainty.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures and sells high quality 100% recycled plastic pallets that provide logistical solutions for a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many other processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2020.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Nine Months Ended February 28(29), 2021 and 2020

	2021	2020
Net Income	$2,814,728	$3,056,926
Income Taxes	1,257,000	807,000
Depreciation and Amortization	4,397,890	3,911,904
Interest Expense	923,289	1,333,827
EBITDA (A)	$9,392,907	$9,109,657

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com